Exhibit 99.2

TRUE NATURE EXECUTING ON GROWTH STRATEGY WITH $6 MILLION SHELF FINANCING

ATLANTA, AUG. 10, 2018 (GLOBE NEWSWIRE) -- True Nature Holding, Inc. (OTCQB: TNTY) (the "Company" or "True Nature") today announced that it has executed a definitive term sheet and commitment for a shelf registration financing of up to $6 million dollars with GHS Investments, LLC (“GHS”), and that it is in discussions for bridge financing to fund its interim operating needs. Under terms of the agreement, the Company has the right at its sole discretion, but not the obligation, to sell up to $6 million of its common stock to GHS, in a tranche amounts as the Company determines. In conjunction with the financing it intends to file a registration statement under Form S-1 with the SEC within 45 days. It further disclosed that it believes it will be able to finalize bridge financing as an interim financing source.

“We have been working diligently to build out the strategy for growth within the healthcare arena, and near term in the healthcare information technology space (HIT). We have a solid plan for internal growth, and we have a number of acquisitions. We now have a means to fund those actions, at a time and price when we see fit, in the best interests of the shareholders,” said Louis DeLuca, Chief Operating Officer of True Nature Holding, Inc.

“Over the last three (3) years we have we have avoided institutional financing approaches. Now, with solid plans, revenue from our new technology offerings, and exciting growth on the horizon both internally, and through acquisitions, we think the time is right to engage a team that can provide the capital needed,” explained DeLuca. When asked about the details he explained, “We worked with a number of professionals, our investment banking partner and legal counsellors in deciding on this approach. The structure we are using on this $6 million is currently a shelf registration, structured as an equity line, so it’s available for use when we feel the need, and only when we think the timing and pricing is right. The tranche-based financing is currently set to be priced at 80% of the closing price for the common stock in the ten (10) day period prior to funding, and we would hope to improve on those terms over time, as we grow as a company and the market for our stock becomes more mature.”

The Mission of True Nature Holding, Inc.

To leverage new technologies and services to improve healthcare and outcome for individuals, their families, and their pets. We believe we can reduce the cost of healthcare, while improving the quality of life using Telehealth and Telemedicine Solutions.

We are building healthcare applications that focus on: patient engagement, care coordination, remote monitoring, data analytics, and may include Blockchain RX(TM) to provide applications for market participants in healthcare through the encryption of sensitive data.

Our approach is to develop these business opportunities as individual "threads" in response to client needs, ultimately creating and end-to-end set of solutions from the end user up to the healthcare provider, or veterinary professional. Further we expect to assist suppliers to the healthcare industry by allowing them to access unique technologies that bind them with their clients in a "top-down" distribution model.

We recognize it will take the investment of major market participants like Apple, Amazon, IBM, hospitals, healthcare networks, pharmacy and other providers for us to achieve critical mass. In consideration of this reality, we expect to work with these market makers in collaboration, and in support of the ultimate user, the individual, and their pets. The day of "direct-to-consumer" healthcare, including "the humanization of our pets" is upon us, and we hope to be key parties to their evolution, and success.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Investor Contact:

contact@truenaturepharma.com
844-383-TNTY (8689)

SOURCE: True Nature Holding, Inc.